Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Westmoreland-LG&E Partners:
     We consent to the incorporation by reference in the registration statement on Form S-1 relating to the resale by selling security holders of a common stock purchase warrant and shares of common stock of Westmoreland Coal Company of our report dated March 13, 2009, with respect to the statements of operations and comprehensive loss, partners’ capital and cash flows of Westmoreland-LG&E Partners for the six months ended June 30, 2006, which report appears in the December 31, 2008 Annual Report on Form 10-K of Westmoreland Coal Company.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 14, 2009